EXHIBIT 10.1

As of August 9 , 2005

Mr. James Conway
Chairman and CEO
Netsmart Technologies, Inc.
3500 Sunrise Highway, Suite D122
Great River, NY 11739

Dear Jim:

This letter agreement (the “Agreement”) confirms that Netsmart Technologies, Inc. (“Client”) has engaged Griffin Securities, Inc. ("Griffin") to act on a best efforts basis as financial advisor and placement agent for the Client in connection with the issuance and sale (the “Transaction”) of common stock and warrants (the “Securities”) for financing purposes. Griffin is an investment banking firm registered as a broker-dealer with the U.S. Securities and Exchange Commission (SEC), and member of the National Association of Securities Dealers (NASD) and Securities Investor Protection Corporation (SIPC).

Accordingly, we mutually agree as follows:

1.    Transaction.   Griffin will assist with a private placement, currently anticipated to be six million dollars ($6,000,000), involving the sale of the Client’s Securities to accredited investors (“Investor” or “Investors”). The actual terms and structure of the Transaction will depend on market conditions and will be subject to negotiation between the Client and Griffin and prospective Investors, but will be similar to the terms attached as Exhibit 2 to this Agreement.

2.    Engagement.   In connection herewith, Griffin shall provide the following financial advisory and placement agent services on a best efforts basis to Client:

a.	advise the Client with respect to the form and structure of the Transaction;

b.	assist the Client in developing any necessary materials;

c.	identify and make contact with prospective Investors;

d.	assist the Client in conducting presentations and due diligence meetings with prospective Investors; and

e.	provide such other financial advisory and investment banking services as are reasonably necessary to consummate the Transaction.

Griffin shall devote such time and efforts to the affairs of the Client as is reasonably necessary to render the services contemplated by this Agreement. Any work or task of Griffin provided for herein which requires Client to provide certain information to assist Griffin in completion of the work or task shall be excused (without effect upon any obligation of Client) until such time as Client has fully provided all information and cooperation necessary for Griffin to complete the work or task, at which time Griffin shall promptly complete such work. The services of Griffin shall not include the rendering of any legal opinions or the performance of any work that is in the ordinary purview of a certified public accountant. Griffin shall have no power to bind Client to any Transaction or contract obligation. Client shall have the right to refuse any Transaction proposal presented to it without incurring any obligations to Griffin. However, in the event that the Client and an Investor introduced by Griffin prior to or during the term of this Agreement sign a term sheet during the term of this Agreement, Client agrees to use its commercially reasonable efforts to close each Transaction and agrees not to use the Griffin term sheet to “shop” offers from other financing sources.

The execution of this Agreement shall not be deemed or construed as obligating Griffin to purchase any of the Securities and there is no obligation on the part of Griffin to place the Securities. Although Griffin cannot guarantee results on behalf of the Client, it shall use its best efforts to provide the services listed above.

3.    Success Fee.  If during the term of this Agreement, Client accepts financing from any Investor introduced (including for such purposes investors introduced by persons introduced by Griffin) to Client by Griffin prior to or during the term of this Agreement (as defined in Section 6 below), or if Client should for a period of twelve (12) months following the termination of the term of this Agreement accept financing from any Investor introduced by Griffin (excluding for such purposes investors introduced by persons introduced by Griffin other than any such investors who purchased Securities during the term of this Agreement) prior to or during the term of this Agreement, there shall become due and payable via wire transfer to Griffin immediately upon consummation of each such Transaction, a cash fee equal to Five percent (5%) of the gross proceeds payable to Client from the sale of Securities.

4.    Warrants.  As additional consideration for each completed Transaction, (i) upon the sale of Securities during the term of this Agreement to Investors introduced (including for such purposes investors introduced by persons introduced by Griffin) to Client by Griffin prior to or during the term of this Agreement and (ii) upon the sale of Securities during the twelve (12) month period following termination of this Agreement to Investors introduced (excluding for such purposes investors introduced by persons introduced by Griffin other than any such investors who purchased Securities during the term of this Agreement) to Client by Griffin prior to or during the term of this Agreement, Client shall promptly grant Griffin warrants for the purchase of an amount equal to five percent (5%) of the Securities issued in such completed Transaction. The warrants to purchase common stock shall be exercisable over a five (5) year period, have an exercise price equal to the exercise price of the Investor’s warrants and contain other customary terms as Client and Griffin agree, including the ability to assign the warrants to other accredited representatives of Griffin.

5.    Expenses.  Griffin shall be entitled to reimbursement from the Company for all reasonable out-of-pocket expenses in categories and in amounts pre-approved by the Company; provided, that such expenses shall not include the fees and expenses of counsel to Griffin.

6.    Term.   The term of this Agreement shall be three (3) months. Additional extensions may be negotiated as necessary at the mutual written consent of the Client and Griffin. Upon termination, Griffin shall be entitled to collect all fees and warrants earned pursuant to paragraphs 3 and 4, respectively, and expenses actually incurred in accordance with paragraph 5, in each case through the date of termination. The provisions of paragraphs 3, 4, 5, 7 and Exhibit A shall survive any termination of this Agreement.

7.    Representations, Warranties, and Indemnification.  The Client represents and warrants to Griffin that this Agreement has been duly authorized, executed and delivered by the Client; and, assuming the due execution by Griffin, constitutes a legal, valid and binding agreement of the Client, enforceable against the Client in accordance with its terms, except as such enforcement may be subject to or limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally now or hereafter in effect and subject to the application of equitable principles and the availability of equitable remedies. The Client agrees to comply in all material respects with all applicable securities laws, and will disclose to Griffin all information reasonably necessary for Griffin to provide its services hereunder and to notify Griffin promptly of any material changes to such information. Client represents and warrants to Griffin that any offering materials prepared or disseminated by Client will be complete and correct in all material respects, will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances made not misleading and that in the event Client becomes aware that such information does contain such an untrue statement or omission, it will promptly correct such information. The Client agrees that it will engage its legal counsel to assist in the preparation of any private placement memorandum, subscription agreement, or other legal documents or definitive agreements deemed necessary to facilitate the Transaction contemplated herein; and that, subsequent to the successful closing of the Transaction, Client and its legal counsel will work diligently and expeditiously to issue any shares and/or warrants purchased by, and issuable to, Investors. Additionally, the Client agrees to indemnify Griffin and its affiliates in accordance with the terms and conditions contained in Exhibit A to this Agreement.

8.    Confidentiality.  Griffin and Client each agree to keep confidential and provide reasonable security measures to keep confidential any information where the release of that information may be detrimental to their respective business interests. Griffin and Client shall each require their employees, agents, affiliates, and others who will have access to the information through Griffin and Client respectively, to abide by the confidentiality provisions contained in this Agreement. Griffin will not, either during its engagement by the Client pursuant to this Agreement or at any time thereafter, disclose, use or make known for its or another's benefit any confidential information, knowledge, or data of the Client or any of its affiliates in any way acquired or used by Griffin prior to or during the term of this Agreement, including the existence of this Agreement and the transactions contemplated by this Agreement (including the terms of any proposed Transaction). Confidential information, knowledge or data of the Client and its affiliates shall not include any information that is, or becomes generally available to the public other than as a result of a disclosure by Griffin or its representatives. Notwithstanding the foregoing, Client hereby authorizes Griffin to transmit to prospective Investors, information and materials provided by Client and/or developed by Griffin on behalf of Client upon written approval by Client of such materials. Notwithstanding the restrictions of this paragraph 8, at any time after the consummation or other public announcement of the Transaction, Griffin may place an announcement in such newspapers and publications as it may choose, stating that Griffin has acted as financial advisor and placement agent to the Client in connection with the Transaction, and may use, from time to time, the Client’s name and logo and a brief description of the Transaction in publications and/or marketing materials prepared and/or distributed by Griffin; provided that Griffin obtains Client’s prior approval of any such announcement, such approval not to be unreasonably withheld.

9.    Non-Circumvention.  Client hereby agrees that Griffin may introduce (whether by written, oral, data, or other form of communication) Client to one or more Investors, including, without limitation, natural persons, corporations, limited liability companies, partnerships, unincorporated businesses, sole proprietorships and similar entities (hereinafter an “Investor” or “Investors”). The identity of the subject Investors, and all other information concerning Investors (including without limitation, all mailing information, phone and fax numbers, email addresses and other contact information) introduced hereunder are the property of Griffin, and shall be treated as confidential and proprietary information by Client, its affiliates, officers, directors, shareholders, employees, agents, representatives, successors and assigns. Client shall not use such information, except in the context of any arrangement with Griffin in which Griffin is directly and actively involved, and never without Griffin’s prior written approval. Client further agrees that, without the prior written approval of Griffin, neither it nor its employees, affiliates or assigns, shall enter into, or otherwise arrange (either for it/him/herself, or any other person or entity) any Transaction or business relationship, contact any person regarding such Investors, either directly or indirectly, or any of its affiliates, or accept any Transaction, compensation or advantage in relation to such Investors except directly though Griffin. Griffin is relying on Client’s assent to these terms and their intent to be bound by the terms by evidence of their signature. Without Client’s signed assent to these terms, Griffin would not introduce any Investors or disclose any confidential information to Client as herein described.

10.    Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed and to be wholly performed therein. The prevailing party shall be entitled to a reasonable sum of attorney’s fees and any other reasonable costs and expenses relating thereto.

11.    Notice.  Any notice required to be given hereunder shall be in writing and mailed by first class certified or registered mail, sent by recognized overnight courier, or faxed or e-mailed (with a confirmation in writing sent by overnight courier) to the addresses of the parties set forth above. Either party may change such address by like notice.

12.    Entire Agreement.  This Agreement represents the entire agreement by and between the Client and Griffin and supersedes any and all other agreements, either oral or written, with respect to the subject matter hereof. Each party to this Agreement acknowledges that no representation, inducements, promises or agreement, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. If any part of this Agreement is found, or deemed by a court of competent jurisdiction, to be invalid or unenforceable, that part shall be severable from the remainder of the Agreement. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Any modification of this Agreement will be effective only if it is in writing and signed by the Client and Griffin.

Please sign below, and return an original of this letter to the undersigned to indicate your acceptance of the terms set forth herein, whereupon this letter and your acceptance shall constitute a binding agreement by and between Client Inc. and Griffin Securities, Inc. as of the date first above written.

We appreciate the opportunity to be of service and look forward to a cooperative working relationship with you and your staff.

Sincerely,	Accepted and Agreed:

/s/ Adrian Stecyk	/s/ James Conway

Griffin Securities, Inc. By: Adrian Stecyk Its: President & CEO	Netsmart Technologies, Inc. By: James Conway Its: Chairman & CEO

GRIFFIN INITIALS______	CLIENT INITIALS_____

EXHIBIT A

This Exhibit A is a part of and is incorporated into that certain letter agreement dated as of August 9, 2005, between Netsmart Technologies, Inc. (the "Client") and Griffin Securities, Inc. ("Griffin"). The letter agreement and this Exhibit A are referred to herein as the "Agreement". Capitalized terms used herein without definition shall have the meanings ascribed to them in the letter agreement.

The Client agrees to indemnify and hold harmless Griffin, any affiliates and the respective officers, directors, partners, employees, representatives and agents and any other persons controlling Griffin or any affiliates within the meaning of the Securities Act of 1933 or the Securities Exchange Act of 1934 (Griffin and each such other person or entity each being referred to as an "Indemnified Person"), to the fullest extent lawful, from and against, and the Indemnified Persons shall have no liability to the Client or its owners, affiliates, controlling persons, security holders or creditors for, all claims, liabilities, losses, damages and expenses, including without limitation and as incurred, reimbursement of all reasonable costs of investigating, preparing, pursuing, or defending any such claim or action, including reasonable fees and expenses of counsel to the Indemnified Person (collectively, "Losses"), whether or not arising out of pending or threatened litigation, governmental investigation, arbitration or other alternative dispute resolution, or other action or proceeding (individually a "Proceeding" and collectively "Proceedings"), directly or indirectly related to or arising out of, or in connection with (i) actions taken or omitted to be taken by the Client, its affiliates, employees, directors, officers, partners, representatives or agents in connection with any transaction or activities contemplated by this Agreement; (ii) actions taken or omitted to be taken by any Indemnified Person pursuant to the terms of, or in connection with services rendered pursuant to, this Agreement, provided that in the case of this subsection (ii) the Client shall not be responsible for any Losses arising out of or based upon the willful misconduct or gross negligence (as determined by the judgment of a court of competent jurisdiction, no longer subject to appeal or further review) of or by such Indemnified Person; and (iii) any untrue statement or alleged untrue statement of material fact contained in any information or any omission or alleged omission to state a material fact necessary to make the statements therein not misleading (other than untrue statements or alleged untrue statements in, or omissions or alleged omissions from, information relating to an Indemnified Person or Investor furnished in writing by or on behalf of such Indemnified Person or Investor expressly for use in such Information).

If the indemnification provided for under this Agreement is unavailable to an Indemnified Person in respect of any Losses, then the Client, in lieu of indemnifying such Indemnified Person, shall contribute to the amount paid or payable by such Indemnified Person as a result of such Losses (i) in such proportion as is appropriate to reflect the relative benefits received by the Client on the one hand and by Griffin on the other, from the services rendered under this Agreement, or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above, but also the relative fault of the Client on the one hand and the Indemnified Person on the other, as well as any other relevant equitable considerations. It is further agreed that the relative benefits to the Client on the one hand and Griffin on the other hand with respect to the services rendered under this Agreement shall be deemed to be in the same proportion as (i) the net proceeds received by Client bears to (ii) the fees actually paid to Griffin with respect to the services provided pursuant to this Agreement in connection with the transaction. The Client also agrees that no Indemnified Person shall have any liability to the Client for or in connection with this Agreement and the engagement of Griffin hereunder, except for such Losses incurred by the Client to the extent determined by the judgment of a court of competent jurisdiction, no longer subject to appeal or further review, to have resulted from such Indemnified Person's willful misconduct or gross negligence, and the Client agrees that in no event shall the Indemnified Persons be required to contribute an amount in the aggregate greater than the amounts actually received by Griffin in connection with its services performed under this Agreement.

GRIFFIN INITIALS______	CLIENT INITIALS_____

If any Proceeding is commenced as to which an Indemnified Person demands indemnification, the Indemnified Person shall provide notice to the Client of the commencement of such Proceeding. The Client shall be entitled, to the extent it wishes, to assume the defense of such Proceeding (unless the Client is also a party to such Proceeding and the Indemnified Party reasonably determines in good faith that joint representation would be inappropriate), to assume the defense of such Proceeding with counsel reasonably satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Client of its election to assume the defense of such Proceeding, the Client will not be liable to the Indemnified Party for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Proceeding. If the Client assumes the defense of the Proceeding, the Indemnified Party will cooperate in good faith with the Client in such defense and will have the right to participate in the defense of such Proceeding assisted by counsel of its own choosing and at its own expense. If the Client assumes the defense of the Proceeding, (i) no compromise or settlement of such claims may be effected by the Client without the Indemnified Party’s consent (which consent will not be unreasonably withheld, conditioned or delayed) unless (A) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, and (B) the sole relief provided is monetary damages that are paid in full by the Client; and (iii) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent if such consent is required by this sentence. If notice is given to Client of the commencement of any Proceeding and the Client does not, within thirty (30) days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such Proceeding, the Client will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Party to which the Client consents, which consent by the Client may not be unreasonably withheld, conditioned or delayed.

The indemnity and contribution obligations of the Client set forth herein shall be in addition to any liability or obligation the Client may have to any Indemnified Person at common law or otherwise. The Client hereby consents to personal jurisdiction, service and venue in any court in which any claim, which is subject to this Agreement, is brought against Griffin or any other Indemnified Person.

GRIFFIN INITIALS______	CLIENT INITIALS_____

EXHIBIT B

TERM SHEET

Confidential & For Discussion Purposes Only

NETSMART, INC.
(NASDAQ: NTST)

$6,000,000

Common Stock & Warrant Units

Amount/ Structure:
$6MM of Netsmart’s Common Stock, together with Warrants to purchase additional Common Stock (the “Units”), issued pursuant to Regulation D of the Securities Act of 1933, as amended, to accredited investors. Each Unit will consist of 1 share of Common Stock and Warrants described below.

Unit Purchase Price:	The Units will be sold at $9.1796 per Unit.
Warrants:
Investors will receive a 5-year Warrant to purchase one (1) share of Common Stock for every four (4) Common Shares purchased, exercisable at $11 per share. The exercise price and number of shares subject to exercise will be subject to adjustment pursuant to usual anti-dilution provisions. After the first anniversary of the Closing Date and following registration statement effectiveness, Netsmart shall have the option to call (the “Call”) any outstanding Warrants if the Volume Weighted Average Price (“VWAP”) of the Common Stock is equal to or greater than $30 per share for 20 consecutive trading days.

Registration Rights:
Netsmart will agree to file a registration statement covering the resale of the Common Shares (and Warrant Shares) issuable in connection with the offering within thirty (30) days of the Closing Date, and cause such Registration Statement to be declared effective not later than ninety (90) days following the Closing Date.

Closing:	On or before August 30, 2005 and simultaneously with closing of Target.